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EXHIBIT 10.1

                                                                  EXECUTION COPY

                          TRANSITION SERVICES AGREEMENT

         This Transition Services Agreement is entered into as of October 6, 2003 by and between The BISYS Group, Inc. (the "Company") and Dennis R. Sheehan, President and Chief Executive Officer of BISYS.

         Whereas, Mr. Sheehan and the Company desire to provide for an orderly transition of the duties and responsibilities of the Chief Executive Officer and for the Company to obtain the benefit of Mr. Sheehan's experience as CEO of the Company in connection with such transition and in recognition of the circumstances that give rise to the transition

         Now, therefore, the parties enter this Agreement on the following terms and conditions:

         1. ROLE. Effective with the start date of the successor CEO (the "New CEO Start Date"), Mr. Sheehan shall resign as CEO and as a Director of the Company and shall continue as a full-time employee of the Company for the later of (i) six months from such start date and (ii) December 31, 2004 to provide such transition and other assistance as is requested from time to time by the successor CEO and/or the Board of Directors (the "Transition Period"). Mr. Sheehan's employment with the Company shall terminate on the last day of such Transition Period (the "Employment Termination Date").

         2. COMPENSATION. During the Transition Period, Mr. Sheehan shall be paid at the annual rate of $1 million (generally representing his current annual target compensation, including base salary of approximately $600,000 and "at plan" incentive compensation of $400,000). In addition, Mr. Sheehan shall be entitled to be paid, in cash, a pro rata portion of his incentive compensation for fiscal year 2004 for the period from July 1, 2003 through the New CEO Start Date as determined by the Compensation Committee of the Board of Directors based on Mr. Sheehan's achievement of his performance objectives during such period, to be paid in the normal payment cycle for fiscal year 2004 (i.e., in the first week of September 2004).

         3. SEPARATION PAYMENT. Mr. Sheehan shall be paid a separation payment of $1 million over the 12-month period following the termination of his employment to be paid in the Company's normal payroll cycle, less applicable withholdings.

         4. STOCK OPTIONS/STOCK OWNERSHIP. The stock options previously granted to Mr. Sheehan and outstanding as of the Employment Termination Date shall continue in effect in accordance with their terms; provided that the stock options previously granted to Mr. Sheehan, including reload stock options, with an exercise price greater than the fair market value of a share of Common Stock of the Company based on the last sale price of a share of Common Stock on October 3, 2003, as reported by the New York Stock Exchange (i.e., $13.49) shall
                  (i) continue in effect following the termination of Mr. Sheehan's employment at the end of the Transition Period, (ii) shall continue to vest during their normal vesting cycle,
                  (iii) shall automatically vest in full to the extent not vested upon a Change of Control (as defined in such agreements), and (iv) shall be exercisable through the sooner of (a) the expiration of the applicable 10-year term of an option (and for reload options the 10-year term of the underlying option), and (b) March 31, 2009, except as such exercise period is otherwise provided by the terms of a Change of Control transaction.

         5. RESTRICTED STOCK. The Restricted Stock Agreement covering the 27,000 shares of Company restricted stock previously granted to Mr. Sheehan shall continue in effect in accordance with its terms. Accordingly, the shares will vest as of the Employment Termination Date, if not sooner vested in accordance with the terms of the Agreement.

         6. RESTRICTIVE COVENANTS. The Restrictive Covenants Agreement dated March 10, 1995 between the Company and Mr. Sheehan shall remain in effect following his termination of employment through September 30, 2010.

         7. OUTSTANDING LOANS. The Executive Loan Agreement between the Company and Mr. Sheehan dated September 9, 1999 in the aggregate principal amount of $941,476.27 shall continue in accordance with its terms. Accordingly, the outstanding principal amount of the loans made thereunder shall be due and

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                  payable in full within 30 days following the Employment
                  Termination Date. The parties acknowledge and agree that the terms of such loans shall not be extended or modified.

         8. DEFERRED COMPENSATION PLAN. During the term of his employment with the Company, Mr. Sheehan shall be eligible to continue to participate as a Senior Participant in the Company's Deferred Compensation Plan in accordance with its terms.

         9. EMPLOYEE BENEFITS. During the term of his employment with the Company, Mr. Sheehan shall be eligible to participate in all benefit programs offered to employees of the Company, including but not limited to the Company's health and medical plans, 401(k) retirement plan and employee stock purchase plan. Pursuant to Section 5 of the Key Executive Separation Agreement between Mr. Sheehan and the Company dated June 12, 2003, Mr. Sheehan and his spouse, Dorann Sheehan, and his eligible dependents will be eligible to continue their participation in the Company health insurance plan available to other BISYS employees for the period ending the earlier of
                  (i) five (5) years from the date of termination of employment, or (ii) the date Mr. Sheehan is eligible to participate in an alternative employer-provided group health insurance plan, and in the event of Mr. Sheehan's death at a time that he and his family are participating in the Company health insurance plan, Dorann Sheehan may elect to continue such participation for the remainder of the five-year period. During such period of participation, Mr. Sheehan shall be responsible for the "employee's" portion of such health insurance coverage consistent with the portion that senior executive officers of the Company are required to pay.

                  In addition, prior to the termination of his employment, the Company will use all reasonable efforts to assist Mr. Sheehan, at his request, in procuring a separate insurance policy to provide health and medical coverage for the benefit of both Mr. Sheehan and his wife, Dorann Sheehan, through age 65, in lieu of their participation in the BISYS health insurance plan, at a level comparable to the current coverage available to Mr. Sheehan and his wife.

         10. SPLIT-DOLLAR INSURANCE. The existing split-dollar life insurance policy for the benefit of Mr. Sheehan's designated beneficiary (ies) shall continue in effect in accordance with its terms, subject to any limitations that may be imposed by statute or regulatory action.

         11. FINANCIAL PLANNING/TAX PREPARATION SERVICES. Mr. Sheehan shall be eligible to continue to receive financial planning/tax preparation services at the level currently available to him for up to two years following the Employment Termination Date.

         12. OFFICE/ADMINISTRATIVE SUPPORT. During the period that Mr. Sheehan serves as CEO, he shall continue to use the office currently provided to him by the Company at the corporate headquarters. During the remaining period of his employment with the Company, Mr. Sheehan shall be provided office space and secretarial support as needed in the corporate headquarters in connection with providing transition assistance. Mr. Sheehan shall be reimbursed for all business expenses in accordance with the Company's expense reimbursement policy and shall have use of such services customarily available to executives of the Company in connection with the performance of his duties and responsibilities during the term of his employment.

         13. KEY EXECUTIVE SEPARATION AGREEMENT. The terms of this Transition Services Agreement shall supersede and replace the terms of the Key Executive Separation Agreement provided to Mr. Sheehan by letter agreement dated June 12, 2003, except as hereinafter provided. In the event of a Change of Control of the Company (as defined in the Key Executive Separation Agreement) prior to the New CEO Start Date, the terms of the Key Executive Separation Agreement shall govern in all respects and the terms of this Transition Services Agreement shall be null and void. In the event of such a Change of Control within six months following the New CEO Start Date and as of the New CEO Start Date (i) the Board has engaged an investment advisor in connection with a possible Change of Control transaction and (ii) the Company is in active negotiations with one or more potential acquirers, the terms of the Transition Services Agreement shall apply, except that
                  (x) the termination of Mr. Sheehan's employment as of the Employment Termination Date shall be considered a termination of employment after a Change of Control of the Company as of such date pursuant to Section 4(c) of the Key Executive Separation Agreement, entitling Mr. Sheehan to a payment of $ 3 million upon such termination (and no other or further payments under the Transition Services Agreement), (y) all unvested employer matching funds included in Mr. Sheehan's deferred compensation account pursuant to the BISYS Deferred Compensation Plan shall vest effective upon such Change of Control. For the avoidance of doubt, the foregoing provisions are intended


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                  to avoid any inadvertent duplication of benefits under both the Transition Services Agreement and Key Executive Separation Agreement where a Change of Control event occurs.

         14.      MISCELLANEOUS.


                  14.1 This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

                  14.2 If any provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be severable and this Agreement shall otherwise continue in full force and effect.

                  14.3 The parties acknowledge that they have read this Agreement, that they are relying solely upon the terms and conditions set forth herein, and are not relying upon any other representations, warranties or inducements whatsoever as an inducement to enter into this Agreement, other than those references herein and acknowledge that no representations, warranties or covenants have been made which are not referenced in this Agreement.

                  14.4 The failure to enforce at any time any of the provisions of this Agreement or the failure to require at any time performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

                  14.5 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

                  14.6 This Agreement constitutes the entire understanding of the parties with respect to the subject matters hereof and replaces and supersedes any and all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof, except that the agreements referenced herein shall continue in full force and effect other than as they are specifically modified herein, and may not be changed, modified, altered, or amended, nor any of its provisions waived, except in a writing signed by the parties hereto.

         In witness whereof, the parties hereto hereby execute this Transition Services Agreement as of the date first written above.

         The BISYS Group, Inc.


         By: /s/ Lynn J. Mangum
            ---------------------------
            Lynn J. Mangum
            Chairman of the Board

            /s/ Dennis R. Sheehan
            ---------------------------
            Dennis R. Sheehan

     Approved by the Board of Directors pursuant to authority duly granted to the Compensation Committee of the Board of Directors:

            /s/ Robert A. Casale
            ---------------------------
            Robert A. Casale

            /s/ Joseph J. Melone
            ---------------------------
            Joseph J. Melone



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